Exhibit 14.1

As approved by the Board of Directors

October 3, 2012

RLJ Entertainment, Inc.
Code of Ethics and Business Conduct

Introduction

It is the policy of RLJ Entertainment, Inc. (together with its subsidiaries, the “Company”) to promote high standards of integrity by conducting its affairs honestly and ethically. Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. The Board of Directors of the Company (the “Board”) has adopted this Code of Ethics and Business Conduct (the “Code”) in order to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•	promote compliance with applicable governmental laws, rules and regulations;

•	promote the protection of Company assets, including corporate opportunities and confidential information;

•	promote fair dealing practices;

•	deter wrongdoing; and

•	ensure accountability for adherence to the Code.

The Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, directors and officers of the Company. All of the Company’s employees, directors and officers must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code applies to all employees of the Company. As used in the Code, the term “employees” includes all employees, including officers, employees having part-time agreements and temporary workers. The Code also applies to each member of the Board, who are referred to as “directors” in the Code. The Code should also be provided to and followed by the Company’s agents and representatives, including consultants.

If any provision of the Code cannot lawfully be applied to employees or directors in any jurisdiction outside of the U.S., such provision will be deemed inapplicable and the remainder of the Code will apply to the fullest extent permitted by law. If a law conflicts with a policy in the Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

Those who violate the standards in the Code will be subject to disciplinary action, up to and including termination of employment. If you are in a situation which you believe may violate or lead to a violation of the Code, follow the guidelines described in Section 19 of the Code.

1.      Compliance with Laws, Rules, and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

If requested, the Company will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

2.       Full and Fair Disclosure

The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules. Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s Accounting and Internal Audit Departments, as well as the Company’s independent public accountants and counsel. Each director, officer and employee who is involved in the Company’s disclosure process must:

•	be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and

•	take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

Directors, officers or employees who have complaints or concerns regarding accounting, financial reporting, internal accounting control or auditing matters are expected to report such complaints or concerns in accordance with the procedures established by the Audit Committee of the Board.

3.       Conflicts of Interest

A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

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Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or officer or their family members are expressly prohibited.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company’s legal department. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 19 of the Code.

Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in this paragraph. Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the Chief Compliance Officer. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Compliance Officer with a written description of the activity and seeking the Chief Compliance Officer’s written approval. If the supervisor is involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Compliance Officer. Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

4.       Insider Trading and Tipping

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company is considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company has adopted a specific policy governing employees’ trading in securities of the Company. This policy has been distributed to every director, officer, employee and consultant. If you have any questions, please consult the Company’s legal department.

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5.       Corporate Opportunities

All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer or employee may compete with the Company.

6.       Competition and Fair Dealing

The Company seeks to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

You should not engage a competitor in discussions, agreements or understandings concerning pricing and related matters, allocations of territory, customers or sales. In addition, you should avoid discussing with a competitor any other agreements inhibiting free and open competition or involving tie-in sales or reciprocal transactions without prior authorization from the Company’s legal department.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

7.       Equal Employment and Working Conditions

Each of us has a fundamental responsibility to show respect and consideration to our fellow employees. The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. It is the policy of the Company to provide equal opportunity in employment (including in recruiting, hiring, transfers, promotions, compensation, benefits, discipline and termination) to qualified individuals regardless of race, color, age, religion, gender, national origin, pregnancy, marital status, sexual orientation, physical or mental disability, military status, and all other grounds of discrimination provided by local legislation. Further guidance is contained in your employee handbook. Any questions regarding these matters should be directed to the Human Resources department.

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8.       Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

9.       Record Keeping

The Company is committed to compliance with U.S. and foreign laws and regulations that require the Company to (1) maintain proper records and accounts which, in reasonable detail, accurately and fairly reflect the Company’s transactions and dispositions of its assets; (2) devise and maintain an adequate system of internal accounting controls; and (3) adequately disclose material information required to be made public under applicable law.

It is essential that all transactions be recorded and described truthfully, timely and accurately on the Company’s books. No false or misleading transactions or entries shall be reflected or made in the books or records of the Company for any reason and you shall not engage in any arrangement that would produce an incorrect accounting entry. This means there can be no unrecorded “slush funds,” “off record” accounts or secret bank accounts.

All material off-balance sheet transactions, arrangements, obligations and other relationships with unconsolidated entities that may have a material current or future effect on the Company or its financial condition, operations, liquidity, expenditures, resources, revenues or expenses should be accurately and adequately reported.

No payment shall be approved or made with the intent or understanding that all or any part of the payment is to be used for a purpose other than that described in the supporting documents. No invoice should be issued or paid which does not accurately describe the items and amounts purchased and the full purchase price thereof.

Business records and communications often become public, and you must avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to electronic communications such as e-mail, videos, instant messaging and blogs, and non-electronic communications such as handwritten notes and printed memos. Records must always be retained or destroyed according to the Company’s record retention policies.

10.       Dealings with Independent Auditors

Employees, officers and directors must not, directly or indirectly:

•	make or cause to be made a materially false or misleading statement to an accountant in connection with any audit, review or examination of the Company’s financial statements or the preparation or filing of any document or report with the SEC or other governmental agency;

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•	omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made to an accountant in connection with any such audit, review or examination, in light of the circumstances under which such statements were made, not misleading; or

•	take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company’s financial statements.

11.       Confidentiality

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, suppliers or partners, except when disclosure is authorized by the Company’s legal department or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends. In connection with this obligation, every employee should have executed a confidentiality agreement when he or she began his or her employment with the Company.

12.       Protection and Proper Use of Company Assets

All employees, officers and directors should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability and are prohibited. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

13.       Receipt of Gifts

You, your family members, close companions or agents should not accept a gift from any organization with which, or any individual with whom, we do or seek to do business, unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot reasonably be construed as a bribe or payoff, (5) does not violate any laws or regulations and (6) otherwise complies with any Company gift policies that are applicable to you. Accepting travel, meals or entertainment is permissible when appropriate for business objectives and otherwise in compliance with any Company travel and entertainment policies that are applicable to you. Whenever you are in doubt with respect to the Company’s rules concerning gifts and travel, meals and entertainment expenses, you are encouraged to consult with the Company’s legal department.

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14.       Anti-Bribery

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

15.       Political Contributions

The Company encourages its employees to participate in political activities on their own time and at their own expense. Various laws prohibit or limit corporate contributions to political parties or candidates. Company assets, facilities and resources may not be used for political purposes except in accordance with the law and after approval by the Company’s General Counsel, Chief Compliance Officer, or Chief Financial Officer.

16.       Waivers of the Code of Conduct

Each of the Nominating and Corporate Governance Committee (in the case of a violation by a director or executive officer) and the General Counsel (in the case of a violation by any other person) may, in its discretion, waive any violation of the Code. Any waiver for a director or an executive officer shall be disclosed as required by SEC and the rules of The NASDAQ Stock Market LLC.

17.       Corporate Disclosures

All directors, officers and employees should support the Company’s goal to have fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Although many employees hold positions that are far removed from the Company’s required filings with the SEC, each director, officer and employee should promptly bring to the attention of the Chief Executive Officer, Chief Financial Officer or General Counsel, or the Company’s Audit Committee, as appropriate in the circumstances, any of the following:

•	Any material information to which such individual may become aware that affects the disclosures made by the Company in its public filings or would otherwise assist the Chief Executive Officer, the Chief Financial Officer and the Audit Committee in fulfilling their responsibilities with respect to such public filings.

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•	Any information the individual may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

•	Any information the individual may have concerning any violation of the Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

•	Any information the individual may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof or of violation of the Code.

18.       Compliance Procedures

We must all work to ensure prompt and consistent action against violations of the Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it often is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the issue, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•	Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it with a member of the Human Resources or Legal Departments.

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•	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

19.       Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of the Code. Employees are expected to cooperate in internal investigations of misconduct.

Any employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

20.       Investigations of Suspected Violations

All reported violations of Company policy will be promptly investigated and treated confidentially to the extent reasonably possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company.

Due to certain requirements under data protection laws in Europe, the Company may be obligated to inform the subject of a reported violation that the report was filed, and how he or she may exercise his or her right to access and correct the information regarding the allegation. However, this right to access information does not entitle the subject of the allegation to information identifying the person who reported the allegation.

21.       Discipline for Violations

The Company intends to use every reasonable effort to prevent conduct that violates the Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable law, employees who violate the Code and other Company policies and procedures may be subject to financial penalties and disciplinary actions, up to and including termination of employment and, if warranted, civil legal action or referral to criminal prosecution, in accordance with applicable local regulation. In addition, subject to applicable law, disciplinary actions, up to and including termination of employment, may be taken against anyone who directs or approves violations or has knowledge of them and does not promptly report them in accordance with our policies.

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22.       Acknowledgement

The Code shall be distributed to each new employee and director of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each employee and director of the Company. Subject to local law, each employee and director shall sign a certification at least annually acknowledging that he or she has received, read and understood the Code and has complied with its terms.

The Company reserves the right to amend, alter or terminate the Code at any time for any reason, in compliance with local legislation. The most current version of the Code can be found on the Company’s intranet.

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This document is not an employment contract between the Company and any of its employees or directors.

ACKNOWLEDGEMENT FORM

I, _______________________, acknowledge that I have received and read a copy of the RLJ Entertainment, Inc. Code of Ethics and Business Conduct. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Company’s legal department if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

Signature

Printed Name

Date

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